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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

     DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JANUARY 24, 1996

                     OCCIDENTAL PETROLEUM CORPORATION
          (Exact name of registrant as specified in its charter)






          DELAWARE                      1-9210               95-4035997
     (State or other jurisdiction      (Commission         (I.R.S. Employer
      of incorporation)                File Number)        Identification No.)


          10889 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90024
             (Address of principal executive offices)(ZIP code)

            Registrant's telephone number, including area code:
                              (310) 208-8800



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Item 5.   Other Events
_______   ____________


      Occidental Petroleum Corporation reported on January 24, 1996 net income of $7 million (a loss of $.05 per share) for the fourth quarter of 1995, compared with break-even earnings (a loss of $.06 per share) for the fourth quarter of 1994. The fourth quarter 1995 results included a $132 million pretax charge relating to the previously announced reorganizations of the oil and gas and natural gas transmission divisions. Sales were $2.4 billion for the fourth quarter of 1995, compared with $2.5 billion for the same period of 1994.

      The reorganization of the oil and gas division, for which a charge of $95 million was recorded, is expected to result in annualized savings of $100 million. Approximately 15 percent of this charge is to provide for estimated losses on disposition of assets as part of the reorganization. MidCon's reorganization, for which a $37 million charge was recorded, is expected to recognize annualized savings of $50 million.

      Oil and gas divisional earnings before special items were $64 million for the fourth quarter of 1995, compared with $4 million for the fourth quarter of 1994. Divisional results after special items were a loss of $31 million for the fourth quarter of 1995, compared with a loss of $42 million for 1994. The 1995 results included the $95 million charge related to reorganization costs. The 1994 results included charges to provide reserves for litigation matters and impairment of properties and other charges, partially offset by the reversal of reserves related to sold businesses. The increase in 1995 operating earnings resulted primarily from higher worldwide crude oil production and lower exploration expense.

      Natural gas transmission divisional earnings before special items were $59 million for the fourth quarter of 1995, compared with $89 million in 1994. Divisional earnings after special items were $22 million for the fourth quarter of 1995, compared with $93 million for 1994. The 1995 earnings included the $37 million charge related to reorganization costs. The 1994 earnings included a benefit from a LIFO inventory reduction. The decrease in 1995 operating earnings resulted from lower margins including those on restructured contracts, partially offset by higher throughput volumes.

      Chemical divisional earnings were $167 million for the fourth quarter of 1995, compared with earnings before special items of $212 million in 1994. Fourth quarter 1994 divisional earnings, after charges for litigation matters and curtailment of certain plant operations, were $127 million. The decline in 1995 operating earnings resulted primarily from decreased profit margins in petrochemicals and PVC resins and the absence of income applicable to assets divested in 1995. Partially offsetting these declines was the favorable impact of improved profit margins for caustic soda.

      Unallocated interest expense was $13 million lower in the fourth quarter of 1995, compared with 1994. The 1995 interest expense reflected the benefit of a net reduction in outstanding debt, partially offset by increased expense due to regulatory settlements. Unallocated corporate other items were an expense of $7 million in the fourth quarter of 1995, compared with income of $6 million in 1994. The decline in 1995 primarily reflected lower equity earnings from unconsolidated chemical investments.


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      For  the  total year 1995, Occidental's net income  totaled
$511  million ($1.31 per share), compared with a net loss of  $36 million  ($.36  per  share) in 1994.  Sales  increased  to  $10.4 billion for 1995 from $9.2 billion in 1994.

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SUMMARY OF DIVISIONAL NET SALES AND EARNINGS
(Millions, except per-share amounts)

                                         Fourth Quarter         Twelve Months
                                       ________________      ________________

Periods Ended December 31                 1995     1994         1995     1994
==================================     =======  =======      =======  =======
DIVISIONAL NET SALES
   Oil and gas                         $   778  $   665      $ 3,018  $ 2,451
   Natural gas transmission                578      536        2,038    2,110
   Chemical                              1,117    1,364        5,370    4,677
   Other                                     -       (1)          (3)      (2)
                                       -------  -------      -------  -------
                                       $ 2,473  $ 2,564      $10,423  $ 9,236
==================================     =======  =======      =======  =======
DIVISIONAL EARNINGS
   Oil and gas                         $   (31) $   (42)     $    45  $    27
   Natural gas transmission                 22       93          213      276
   Chemical                                167      127        1,080      350
                                       -------  -------      -------  -------
                                           158      178        1,338      653

UNALLOCATED CORPORATE ITEMS
   Interest expense, net                  (130)    (143)        (540)    (564)
   Income taxes (a)                        (14)     (41)        (295)    (110)
   Other                                    (7)       6            8      (15)
                                       -------  -------      -------  -------
NET INCOME(LOSS)                             7        -          511      (36)

Preferred dividends                        (23)     (20)         (93)     (76)
                                       -------  -------      -------  -------
Earnings(loss) applicable to
   common stock                        $   (16) $   (20)     $   418  $  (112)
                                       =======  =======      =======  =======

EARNINGS(LOSS) PER COMMON SHARE
   Primary                             $  (.05) $  (.06)     $  1.31  $  (.36)
                                       =======  =======      =======  =======

   Fully diluted                       $  (.05) $  (.06)     $  1.30  $  (.36)
                                       =======  =======      =======  =======


AVERAGE COMMON SHARES OUTSTANDING        318.8    312.8        318.2    310.8
==================================     =======  =======      =======  =======

(a) Includes an offset for charges and credits in lieu of U.S. federal income taxes allocated to the divisions. Divisional earnings in the fourth quarter of 1995 have benefited from credits allocated by $4 million, $12 million and $7 million at oil and gas, natural gas transmission and chemical, respectively. Divisional earnings in the fourth quarter of 1994 have benefited from credits allocated by $5 million, $12 million and $8 million at oil and gas, natural gas transmission and chemical, respectively.

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SUMMARY OF OPERATING STATISTICS

                                         Fourth Quarter         Twelve Months
                                       ________________      ________________

Periods Ended December 31                 1995     1994         1995     1994
===================================    =======  =======      =======  =======

NET OIL, GAS AND LIQUIDS
  PRODUCTION PER DAY
United States
   Crude oil and condensate
     (thousands of barrels)                 62       59           64       59
   Natural gas liquids
     (thousands of barrels)                 10       13           11        8
   Natural gas
     (millions of cubic feet)              584      612          612      620

Other Western Hemisphere
   Crude oil and condensate
     (thousands of barrels)                127      116          129      119

Eastern Hemisphere and other
   Crude oil and condensate
     (thousands of barrels)                100       77           85       59
   Natural gas
     (millions of cubic feet)              125       50          127       52

NATURAL GAS TRANSMISSION DELIVERIES
Sales (billions of cubic feet)             203      146          648      549
Transportation
  (billions of cubic feet)                 421      381        1,533    1,533



CAPITAL EXPENDITURES (millions)        $   372  $   476      $   978  $ 1,186
                                       =======  =======      =======  =======

DEPRECIATION, DEPLETION AND
  AMORTIZATION OF ASSETS (millions)    $   213  $   222      $   921  $   882
===================================    =======  =======      =======  =======


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                          SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               OCCIDENTAL PETROLEUM CORPORATION
                                         (Registrant)




DATE: January 24, 1996         S.P.Dominick, Jr.
                               ________________________________________________

                               S.P.Dominick, Jr., Vice President and Controller (Chief Accounting and Duly Authorized Officer)


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